Ellington Residential Mortgage REIT Reports Second Quarter 2020 Results
OLD GREENWICH, Connecticut—August 4, 2020
Ellington Residential Mortgage REIT (NYSE: EARN) (the "Company") today reported financial results for the quarter ended June 30, 2020.
Highlights
•Net income of $21.3 million, or $1.73 per share; year-to-date net income of $4.6 million, or $0.37 per share.
•Core Earnings1 of $3.2 million, or $0.26 per share.
•Book value of $12.80 per share as of June 30, 2020, which includes the effect of a second quarter dividend of $0.28 per share. Economic return of 15.3% for the quarter, and year-to-date economic return of 3.5%.
•Net interest margin2 of 1.86%.
•Weighted average constant prepayment rate ("CPR") for the fixed-rate Agency specified pool portfolio of 18.0%.
•Dividend yield of 10.1% based on the August 3, 2020 closing stock price of $11.09.
•Debt-to-equity ratio of 5.8:1 as of June 30, 2020; adjusted for unsettled purchases and sales, the debt-to-equity ratio was 6.8:1.
•Net mortgage assets-to-equity ratio of 5.9:13 as of June 30, 2020.
•Cash and cash equivalents of $50.9 million as of June 30, 2020, in addition to other unencumbered assets of $45.1 million.
Second Quarter 2020 Results
"During the second quarter, Ellington Residential generated net income of $1.73 per share and a quarterly economic return of 15.3%, as book value increased by nearly 13% sequentially," said Laurence Penn, Chief Executive Officer and President. "Notably, our total economic return was positive 3.5% for the first half of the year, despite the extreme market events of the first quarter. This was of course only possible because of our adherence to our risk and liquidity management principles, including the careful steps we had taken in the first quarter to enhance our liquidity and avoid forced asset sales.
"Coming into the second quarter, pay-ups on specified pools were extremely depressed, and represented compelling value in our view. Indeed, our specified pools performed exceptionally well during the second quarter, as investors sought prepayment protection amidst record-low mortgage rates and a spike in CPRs. In addition, we saw a highly attractive entry point in non-Agency RMBS, and grew those holdings substantially at heavily discounted prices; this decision also paid off handsomely, as prices recovered sharply as the quarter progressed. Finally, our results benefited from the strong performance of reverse mortgage pools, which have rebounded significantly from the distress in March, and which we believe will attract even greater investor demand in this low interest rate environment.
"I am extremely pleased with our performance so far in 2020. Throughout the severe market distress of March and early April, our risk and liquidity management protected book value and preserved liquidity, putting us in excellent position to play offense in the second quarter. We took advantage of some very attractive investment opportunities, in both Agency and non-Agency RMBS, and as a result, we benefited from the rebound in the second quarter, more than earning back the first quarter loss. Our strong performance also enabled us to maintain our dividend, despite historically low interest rates and high volatility.
"Looking forward, we believe that our smaller size will continue to be an advantage, as it enables us to be nimble and react quickly to reposition our portfolio in response to changing market conditions. With mortgage rates near all-time lows and prepayment rates again on the rise, we see a market environment that we believe will continue to play to our strengths, where pool selection, hedging choices, and risk management will continue to drive performance. And as always, our disciplined interest rate hedging and active portfolio management should continue to be critical in both protecting book value and enabling us to benefit from upside, in these uncertain times."

1 Core Earnings is a non-GAAP financial measure. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings.
2 Net interest margin excludes the effect of the Catch-up Premium Amortization Adjustment.
3 The Company defines its net mortgage assets-to-equity ratio as the net aggregate market value of its mortgage-backed securities (including the underlying market values of its long and short TBA positions) divided by total shareholders' equity. As of June 30, 2020 the market value of the Company's mortgage-backed securities and its net short TBA position was $1.15 billion and $(229.1) million, respectively, and total shareholders' equity was $157.7 million.

Financial Results
The following table summarizes the Company's portfolio of RMBS as of June 30, 2020 and March 31, 2020:

	June 30, 2020					March 31, 2020
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$64,491	$69,169	$107.25	$66,172	$102.61	$124,511	$132,375	$106.32	$127,030	$102.02
20-year fixed-rate mortgages	1,077	1,191	110.58	1,148	106.59	1,087	1,187	109.20	1,165	107.18
30-year fixed-rate mortgages	825,850	900,003	108.98	861,994	104.38	708,062	765,220	108.07	738,821	104.34
ARMs	25,471	26,827	105.32	26,030	102.19	28,823	30,233	104.89	29,836	103.51
Reverse mortgages	89,561	100,393	112.09	95,451	106.58	90,656	98,357	108.49	97,215	107.24
Total Agency RMBS	1,006,450	1,097,583	109.05	1,050,795	104.41	953,139	1,027,372	107.79	994,067	104.29
Non-Agency RMBS	58,642	41,987	71.60	39,016	66.53	10,507	7,520	71.57	6,620	63.01
Total RMBS(2)	1,065,092	1,139,570	106.99	1,089,811	102.32	963,646	1,034,892	107.39	1,000,687	103.84
Agency IOs	n/a	14,477	n/a	16,023	n/a	n/a	15,629	n/a	17,266	n/a
Total mortgage-backed securities		$1,154,047		$1,105,834			$1,050,521		$1,017,953
(1)Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.
(2)Excludes Agency IOs.
After reducing the size of its portfolio in response to the volatility of the first quarter, the Company opportunistically increased the size of both its Agency RMBS and non-Agency RMBS holdings during the second quarter, as markets stabilized. Notably, the Company took advantage of an attractive entry point in non-Agency RMBS, increasing its holdings in this sector more than fivefold to $42.0 million as of June 30, 2020, from $7.5 million as of March 31, 2020. Over the same period, the Company's Agency RMBS holdings increased by 6.8% to $1.098 billion, from $1.027 billion. The Company's Agency RMBS portfolio turnover was 13% for the quarter, as compared to 31% in the prior quarter, and generated net realized gains.
In total, the Company's overall RMBS portfolio increased by approximately 10% to $1.154 billion as of June 30, 2020, as compared to $1.051 billion as of March 31, 2020.
Despite the growth of the portfolio during the quarter, the Company's debt-to-equity ratio, adjusted for unsettled purchases and sales, actually declined to 6.8:1 as of June 30, 2020, as compared to 7.2:1 as of March 31, 2020, primarily because equity increased quarter over quarter, and because the non-Agency RMBS purchased during the quarter were not financed. Nevertheless, the Company's net mortgage assets-to-equity ratio increased over the same period to 5.9:1 from 5.6:1, primarily as a result of asset purchases and a lower net short TBA position. Similar to the prior quarter end, substantially all of the Company's borrowings were secured by specified pools as of June 30, 2020.
As of June 30, 2020, the Company had cash and cash equivalents of approximately $50.9 million, along with other unencumbered assets of $45.1 million.
The Company's Agency RMBS portfolio performed exceptionally well during the second quarter, driven by significantly higher pay-ups on its specified pools. Pay-ups are price premiums for specified pools relative to their TBA counterparts. During the first quarter of 2020, pay-ups had declined in the face of market-wide liquidity stresses, exacerbated by quarter-end balance sheet pressures as well as the implementation in March of the Federal Reserve's amplified asset purchase program, which was generally limited to TBAs and generic pools, as opposed to specified pools with pay-ups.
During the second quarter, asset purchases by the Federal Reserve continued to be significant, and the liquidity stresses of the previous quarter subsided. At the same time, mortgage rates declined and actual and projected prepayment rates rose significantly, which benefited the Company's prepayment-protected specified pools. Average pay-ups on the Company's specified pools increased to 2.69% as of June 30, 2020, as compared to 1.67% as of March 31, 2020, generating significant net realized and unrealized gains on the Company's portfolio.
The Company's results also benefited from the appreciation of its reverse mortgage pools, driven by strong investor demand and a recovery in yield spreads after the distress in March.

During the second quarter the Company continued to hedge interest rate risk, primarily through the use of interest rate swaps, and to a lesser extent through the use of short positions in TBAs, U.S. Treasury securities, and futures. The Company significantly reduced the size of its net short TBA position during the quarter, including an increase in the amount of long TBAs held for investment. As a result, the relative proportion (based on 10-year equivalents) of net short positions in TBAs decreased quarter over quarter relative to the Company's other interest rate hedges. Ten-year equivalents for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates.
Finally, the Company added significantly to its non-Agency RMBS portfolio during the quarter, and this portfolio performed extremely well as prices increased throughout the quarter. The Company may continue to increase its allocation to non-Agency RMBS going forward.
Net interest margin increased significantly quarter over quarter driven by a lower cost of funds, mainly on the Company's repo borrowings, which more than offset lower asset yields. Despite the increase in net interest margin, the Company's Core Earnings decreased slightly as a result of significantly lower average holdings quarter over quarter.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and excluding, if applicable, any non-recurring items of income or loss. Core Earnings also excludes the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on the Company's Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on the Company's then-current assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter. Core Earnings includes net realized and change in net unrealized gains (losses) associated with periodic settlements on interest rate swaps.
Core Earnings is a supplemental non-GAAP financial measure. The Company believes that Core Earnings provides information useful to investors because it is a metric that the Company uses to assess its performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of the Company's objectives is to generate income from the net interest margin on the portfolio, and Core Earnings is used to help measure the extent to which this objective is being achieved. In addition, the Company believes that presenting Core Earnings enables its investors to measure, evaluate and compare its operating performance to that of its peer companies. However, because Core Earnings is an incomplete measure of the Company's financial results and differs from net income (loss) computed in accordance with GAAP, it should be considered as supplementary to, and not as a substitute for, net income (loss) computed in accordance with GAAP.

The following table reconciles, for the three-month periods ended June 30, 2020 and March 31, 2020, the Company's Core Earnings to the line on the Company's Consolidated Statement of Operations entitled Net Income (Loss), which the Company believes is the most directly comparable GAAP measure:

	Three-Month Period Ended
(In thousands except share amounts)	June 30, 2020	March 31, 2020
Net Income (Loss)	$21,345	$(16,745)
Adjustments:
Net realized (gains) losses on securities	(5,175)	(1,093)
Change in net unrealized (gains) losses on securities	(15,690)	(6,768)
Net realized (gains) losses on financial derivatives	8,452	6,499
Change in net unrealized (gains) losses on financial derivatives	(9,505)	20,600
Net realized gains (losses) on periodic settlements of interest rate swaps	(1,223)	1,333
Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps	896	(1,149)
Deferred offering costs expensed	313	—
Negative (positive) component of interest income represented by Catch-up Premium Amortization Adjustment	3,782	683
Subtotal	(18,150)	20,105
Core Earnings	$3,195	$3,360
Weighted Average Shares Outstanding	12,319,616	12,434,755
Core Earnings Per Share	$0.26	$0.27
About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government Agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Wednesday, August 5, 2020, to discuss its financial results for the quarter ended June 30, 2020. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 7358902. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on the Company's website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, August 5, 2020, at approximately 2:00 p.m. Eastern Time through Wednesday, August 19, 2020 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 7358902. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on the Company's web site at www.earnreit.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, the Company's beliefs regarding the current economic and investment environment, the Company's ability to implement its investment and hedging strategies, the Company's future prospects and the protection of the Company's net interest margin from prepayments, volatility and its impact on the Company, the performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in the Company's Agency portfolio, and statements regarding the drivers of the Company's returns. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends, including changes resulting from the economic effects related to the COVID-19 pandemic, and associated responses to the pandemic. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed on March 12, 2020 and Part II, Item 1A of the Company’s Quarterly Report on Form 10-Q filed on May 11, 2020 which can be accessed through the link to the Company's SEC filings under "For Our Shareholders" on the Company's website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2020	March 31, 2020	June 30, 2020
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$3,489	$9,881	$13,370
Interest expense	(2,330)	(6,100)	(8,430)
Total net interest income	1,159	3,781	4,940
EXPENSES
Management fees to affiliate	594	526	1,119
Professional fees	598	208	806
Compensation expense	142	151	293
Insurance expense	82	76	158
Other operating expenses	316	327	643
Total expenses	1,732	1,288	3,019
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	5,175	1,093	6,268
Net realized gains (losses) on financial derivatives	(8,452)	(6,499)	(14,951)
Change in net unrealized gains (losses) on securities	15,690	6,768	22,458
Change in net unrealized gains (losses) on financial derivatives	9,505	(20,600)	(11,096)
Total other income (loss)	21,918	(19,238)	2,679
NET INCOME (LOSS)	$21,345	$(16,745)	$4,600
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$1.73	$(1.35)	$0.37
WEIGHTED AVERAGE SHARES OUTSTANDING	12,319,616	12,434,755	12,377,185
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.28	$0.28	$0.56

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	June 30, 2020	March 31, 2020	December 31, 2019(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$50,935	$59,671	$35,351
Mortgage-backed securities, at fair value	1,154,047	1,050,521	1,401,778
Other investments, at fair value	411	355	—
Due from brokers	38,024	49,966	34,596
Financial derivatives–assets, at fair value	3,115	1,732	4,180
Reverse repurchase agreements	—	2,218	2,084
Receivable for securities sold	40,977	111,596	5,500
Interest receivable	4,289	4,219	5,016
Other assets	539	867	604
Total Assets	$1,292,337	$1,281,145	$1,489,109
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$909,821	$1,109,342	$1,296,272
Payable for securities purchased	205,950	—	19,433
Due to brokers	1,372	2,348	33
Financial derivatives–liabilities, at fair value	12,144	20,234	2,047
U.S. Treasury securities sold short, at fair value	—	2,154	2,070
Dividend payable	3,450	3,449	3,488
Accrued expenses	837	690	588
Management fee payable to affiliate	594	526	605
Interest payable	492	2,679	3,729
Total Liabilities	1,134,660	1,141,422	1,328,265
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (12,319,616, 12,319,616, and 12,455,758 shares issued and outstanding, respectively)	123	123	124
Additional paid-in-capital	229,491	229,432	230,358
Accumulated deficit	(71,937)	(89,832)	(69,638)
Total Shareholders' Equity	157,677	139,723	160,844
Total Liabilities and Shareholders' Equity	$1,292,337	$1,281,145	$1,489,109
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$12.80	$11.34	$12.91
(1)Derived from audited financial statements as of December 31, 2019.